                   NEWS RELEASE

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15301 W. 109th Street, Lenexa, KS  66219    Phone: 913-647-0158   Fax:  913-647-0132
                                                                  investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

Contact:        Karl B. Gemperli
                (913) 647-0158, Phone
                (913) 647-0132, Fax
                investorrelations@elecsyscorp.com

ELECSYS CORPORATION REPORTS FOURTH QUARTER AND FISCAL 2003 RESULTS

Lenexa, Kansas (July 28, 2003) - Elecsys Corporation (AMEX: ASY), today announced its financial results for the fourth quarter and fiscal year ending
April 30, 2003. The Company reported improvements in sales, gross margin and net income.

Fourth Quarter 2003:
         Sales for the quarter ended April 30, 2003 were $3,118,000, a 30.5%
increase over sales of $2,390,000 in the comparable period of the prior year.
The increase was primarily due to strong sales in the electronic assembly, hybrid electronic and liquid crystal display ("LCD") product lines. Fourth quarter sales included $391,000 in revenue from former Crystaloid Technologies
Inc. ("Crystaloid") customers that the Company pursued after purchasing certain assets of Crystaloid on December 31, 2002. As previously announced, the acquired assets included accounts receivable, inventory, fixed assets, and certain intellectual property of Crystaloid, including a customer list.
         Gross margin was 33.4% of sales for the fourth quarter of fiscal 2003, as compared to 24.9% of sales for the three-month period ended April 30, 2002.
The gross margin achieved in the current period exceeded the Company's target range and was the result of higher sales volumes and product mix. This improvement in gross margin occurred despite both an increase in labor costs and an increase in the cost of products sold due to the expansion of our LCD capacity in anticipation of new customers.
         Operating expenses, which include selling, general and administrative expenses ("SG&A") as well as asset acquisition related expenses, were $875,000, an increase of $343,000, or 64.5%, from the same period a year ago. The increase was principally due to $136,000 of asset acquisition related expenses, such as accounting, legal, moving and travel expenses that were associated with the purchase of the Crystaloid assets and increases in other SG&A expenses in order to pursue the former Crystaloid customers and manage the increased volume of business.
         Operating income for the three-month period was $166,000, as compared to operating income of $64,000 recorded in the prior year period. Excluding the asset acquisition related costs of $136,000, operating income for the period would have been $302,000.
         As a result of the above, net income was $97,000, or $0.03 per diluted share, for the quarter, as compared to net income of $29,000, or $0.01 per diluted share for the comparable period of the prior year.

Fiscal Year 2003 Results:
         Sales totaled $11,291,000 for the year ended April 30, 2003, an increase of 43.2%, or $3,404,000, over the $7,887,000 reported for the year ended April 30, 2002. The increased sales are attributable to strong sales volumes in electronic assembly, hybrid electronics and LCD resale product lines.
However, due to the effects of the economic climate on our current customers and delays associated with becoming a qualified supplier to certain former
Crystaloid customers, we expect lower sales in the first half of fiscal 2004 as compared to the comparable period for fiscal 2003.
         Gross margin was 32.1%, as compared to 21.5% for the prior fiscal year.
The increase in gross margin was due to higher sales volumes from our higher margin electronic assembly and LCD resale customers along with improved production efficiencies. We do not expect that the gross margins achieved in fiscal 2003 are sustainable over the long term as we pursue larger volume customers and as our product mix varies over time.
         Operating expenses were $3,226,000, which included $381,000 for asset acquisition related expenses for the fiscal year. For the year ended April 30,
2002, operating expenses totaled $3,101,000, and included $375,000 in restructuring charges and $114,000 in goodwill amortization. Due to the adoption of SFAS No. 142 as of May 1, 2002, goodwill is no longer amortized and no goodwill amortization expense is included for the year ended April 30, 2003. We anticipate our recurring SG&A expenses will increase slightly in fiscal 2004.
         Operating income was $395,000 for the year ended April 30, 2003, as compared to an operating loss of $1,401,000 for the prior fiscal year.
         Net loss for the year ended April 30, 2003, amounted to $1,404,000, or
$(0.49) per diluted share, which included a $1,618,000, or $(0.57) per diluted share, charge for goodwill impairment as a result of the adoption of SFAS No.
142, as compared to a net loss of $1,869,000, or $(0.68) per diluted share, in fiscal 2002. As a result of factors noted above, we expect to incur a small net loss for the first half of fiscal 2004, which we anticipate will be more than offset by a net profit in the second half of the year.

Michael J. Meyer, Chairman, said, "Elecsys continued to make significant progress in our turnaround in spite of the difficult economic environment. We were extremely pleased with the $1.8 million improvement in operating income in fiscal 2003 compared to fiscal 2002. In an effort to build our presence in the marketplace, we increased our ongoing operating expenses to enable us to proceed with a strategic sales and marketing program to take advantage of the Crystaloid customer list and expanded production capabilities. We continue to be extremely confident that the former Crystaloid customers will make a significant contribution to our revenues and profits in fiscal 2004 and beyond."

Karl B. Gemperli, Chief Executive Officer, added, "In the near term, we have experienced some softness in sales which we believe is a result of the economic climate in the electronics industry and will negatively impact our financial performance in the first half of fiscal 2004 as compared to fiscal 2003.
Nevertheless, we are continuing our ongoing efforts to aggressively manage our regional sales management team and our independent sales representative network and control our administrative expenses. We expect these efforts to contribute to a substantively better second half of fiscal 2004. As one of the premier providers of custom electronic user interfaces, including LCD's and electronics modules integrated with LCD's in the United States, we are confident that our expanded capabilities combined with the increased number of new business prospects we are pursuing represent a strong platform for

future growth."

Elecsys Corporation, through its wholly owned subsidiary DCI, Inc. ("DCI"), is a leading designer, manufacturer, and integrator of custom electronic interface solutions for original equipment manufacturers in the medical, aerospace, industrial and consumer product industries. These interface solutions are used by human operators to view, extract or exchange information with electronic or electro-mechanical equipment. Through its unique capabilities to design and efficiently manufacture custom electronic assemblies which integrate a variety of interface technologies such as custom liquid crystal displays, light emitting diode displays, and keypads with circuit boards and other electronic components, the Company becomes an extension of the OEM's organization by providing key expertise that enables rapid development and manufacture of electronic products from product conception through volume production. For more information, visit our websites at www.elecsyscorp.com and www.dciincorporated.com.

Safe-Harbor statement: The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2003. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

                      Elecsys Corporation and Subsidiaries
                      Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)

                                                        Three Months Ended                     Year Ended
                                                             April 30,                          April 30,
                                                        2003            2002              2003             2002
                                                        ----            ----              ----             ----
Sales                                                   $3,118           $2,390           $11,291           $7,887
Cost of products sold                                    2,077            1,794             7,670            6,187
                                                    -----------     ------------     -------------    -------------
Gross margin                                             1,041              596             3,621            1,700

Selling, general and administrative expenses               739              532             2,845            3,101
Asset acquisition related expenses                         136               --               381               --
                                                    -----------     ------------     -------------    -------------
Total operating expense                                    875              532             3,226            3,101
                                                    -----------     ------------     -------------    -------------

Operating income (loss)                                    166               64               395           (1,401)

Other income (expense):
  Interest expense                                         (70)             (36)             (187)            (334)
  Other income, net                                          1                1                 6              208
                                                    -----------     ------------     -------------    -------------
Income (loss) from continuing operations
  before cumulative effect of accounting change             97               29               214           (1,527)

Gain on sale of discontinued operations                     --               --                --              155
Loss from discontinued operations                           --               --                --             (497)
                                                    -----------     ------------     -------------    -------------
Income (loss) before cumulative effect of
  accounting change                                         97               29               214           (1,869)
Cumulative effect of accounting change                      --               --            (1,618)              --
                                                    -----------     ------------     -------------    -------------
Net loss                                                $   97           $   29           $(1,404)         $(1,869)
                                                    ===========     ============     =============    =============

Income (loss) per share information:
  Basic:
  Continuing operations before cumulative
    effect of accounting change                          $0.03            $0.01             $0.08           $(0.56)
  Net loss per share                                     $0.03            $0.01            $(0.50)          $(0.68)
Weighted average common shares
  outstanding - basic                                    2,791            2,751             2,791            2,751

  Diluted:
  Continuing operations before cumulative
    effect of accounting change                          $0.03            $0.01             $0.08           $(0.56)
  Net loss per share                                     $0.03            $0.01            $(0.49)          $(0.68)
Weighted average common shares
  outstanding - diluted                                  2,857            2,794             2,823            2,751